Exhibit 10.12
EMPLOYEE CONFIDENTIALITY, NON-SOLICIT
NON-INTERFERENCE, NON-COMPETE AND SEVERANCE AGREEMENT
     AGREEMENT made this day of 4/16/2008 by and between The Chefs’ Warehouse Holdings, LLC/The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation USA Corporation, (“Company”) and James Wagner, an employee of the Company (“Employee”).
WHEREAS, the Company desires to provide certain additional benefits to Employee; and
WHEREAS, in consideration for such benefits, Employee agrees to be bound by the terms and conditions as set forth in this Agreement;
WHEREAS, to further the interests of the Company and Employee, the parties hereto have set forth the terms of such benefits and conditions in writing in the Agreement;
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. SEVERANCE PAYMENTS.
          (a) In the event The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation terminates Employee’s employment without cause, Employee will be eligible to receive, in exchange for Employee’s execution of a general release in a form acceptable to The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation’s legal counsel, twelve (12) months of base salary (equal to your then current annual base salary in effect as of the date of termination) continuation (less applicable taxes and withholdings) in accordance with the Company’s normal payroll practices. (the end of the salary continuation period will be Employee’s last day of employment (“Termination Date”) or until the Employee begins employment with a new company or business, whichever date is earlier. “Employment” in this agreement shall include being an employee, consultant, partner, or other business arrangement wherein the employee receives on-going compensation directly or indirectly for services or advice.
          (b) Employee will not be entitled to receive these payments and benefits in the event Employee voluntarily resigns from The Chefs’ Warehouse Holdings, LLC/ Dairyland USA Corporation, but all other provisions of this Agreement shall remain in effect.
          (c) Employee will not be entitled to receive these payments and benefits in the event Employee is unable to continue employment due to a death or disability.
          (d) Employee will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if Employee is terminated “for cause.” All other provisions of this Agreement shall remain in effect. For purposes of this Agreement, “for cause” shall mean:
i.	Willful refusal to perform, in any material respect, your duties or responsibilities for the Company;

ii.	Material breach of this Agreement or any other confidentiality agreement, or your duties and responsibilities to the Company;

iii.	Gross negligence or willful disregard in the performance of your duties or responsibilities;

iv.	Willful disregard, in any material respect, of any financial or other budgetary limitations established for you in good faith by the Executives of the Chefs’ Warehouse Holdings, LLC/Dairyland

v.	The commission or any act of omission involving fraud with respect to any Company Entity or in connection with any relationship between any Company entity and any customer or supplier thereof,

vi.	The use of illegal drugs and repetitive abuse of other drugs or repetitive consumption of alcohol interfering with the performance of your duties or any act of moral turpitude.
     To the extent that any plan or program has a different definition of “for cause,” such definition shall control for purposes of benefits under such plan or program.
     2. CHANGE IN EMPLOYMENT STATUS.
     If Employee is demoted to or voluntarily accepts a position that the Company deems to be ineligible for the severance payments and benefits set forth in Paragraph 1, Employee will not be entitled to receive such payments and benefits upon termination.
     3. NON-COMPETITION AND NON-SOLICITATION.
WITNESSETH:
     WHEREAS, the Employee is employed by the Company; and
     WHEREAS, the Employee has entered into a certain Confidentiality Undertaking,
     NOW, THEREFORE, in consideration of the Employee’s employment or continued employment with the Company, and of the compensation paid and to be paid, and other benefits conferred on Employee by virtue of the employment, it is hereby agreed as follows:
     1. Introduction. Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that its success is dependent on, among other things, developing and maintaining special relationships with its clients and creating and adapting proprietary technologies and business methods and methodologies to deliver cost-effective goods and services that meet each of its clients’ particular needs and preferences. Employee also acknowledges and agrees that the Company has expended and will expend considerable time, effort and money in attracting and retaining the patronage of its clients.
     2. Confidentiality. I agree that during the course of my employment with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, I have and/or will have access to Confidential Information about The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, its customers, employees, subcontractors, vendors, suppliers, referral sources and its owners, officers and employees. This Confidential Information includes, but is not limited to, customer names, customer information, financial information, referral sources, business information, personal and financial information about the services of The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation and its owners, officers and employees, mailing lists, reports, files, memoranda, computer records, manuals, marketing materials and strategies or other physical or electronic property or personal property or confidential information which I received, prepared, helped prepare or had access to during my employment (“Confidential Information”). I understand and agree that I was given access to this Confidential Information and/or have received it only for use by, for and/or at The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation. I acknowledge that I have no ownership right or interest in any information used or developed during my employment with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation. I understand and agree that I will keep all information regarding The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation or his business confidential at all times during and after my employment and that I will not use or disclose in any way Confidential Information regarding The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation, its customer referral sources or subcontractors at any time during my employment or after my employment terminates.

     3. Non-Solicitation Covenants.
          (a) Employee covenants and agrees that during the course of his/her employment by the Company, and for a period of twenty four (24) months after he/she ceases to be employed by the Company (regardless of the reason for cessation and at whose instance) he/she will not directly or indirectly solicit or encourage any customer or referral source of the Company to cease doing business with or reduce their business with the Company;
          (b) Employee further agrees not to solicit directly or indirectly any customer or referral source for any food products or business that competes with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation for a period of twenty four (24) months after the termination of his or her employment;
          (c) Employee further agrees not to directly or indirectly solicit or encourage any employee to leave their employment with or cease providing services to The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation for a period of twenty four (24) months from the date of termination of their employment;
          (d) Employee further agrees for a period of six (6) months from the date of termination of their employment not to become employed by, advise, render services to, consult or do business with any of the following direct competitors of The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation or similar businesses in the future which directly compete with The Chefs’ Warehouse Holdings, LLC/Dairyland USA Corporation:
          1. Baldor
          2. Harry Wils
          3. Ace Endico
          4. Primzie

          5. GAF Seeling
          6. J King
          7. Julius Silvert
          8. US Foods
          9. Sysco Corporation
     4. For the purposes of this Agreement, “clients” shall mean any person, business or entity which either (i) has transacted any business with the Company within the last twelve (12) months prior to the termination of Employee’s employment, or (ii) was actively pursued by the Company or (iii) for whom there was a pending proposal which was not rejected by the client during the twelve month period preceding the cessation of Employee’s employment by the Company.
     5. Condition for Employment. Employee understands and acknowledges that the Company is relying and will rely on Employee’s non-competition and non-solicitation covenants as set forth in paragraph 2 of this Agreement in employing or continuing the employment of Employee.
     6. At Will Employment. Nothing in this Agreement is intended or may be construed to create an employment relationship of any particular duration. Employee acknowledges and agrees that he/she is an “at will” employee of the Company, and that either party may terminate Employee’s employment at any time, with or without reason or cause without prior notice.
     7. Employability of Employee. Employee represents and acknowledges that his/her background, training, skills and experience enable Employee to pursue and qualify for employment that will not violate the provisions of this Agreement, and, therefore, that enforcement of this Agreement will not effect a forfeiture of Employee’s ability to perform Employee’s trade or earn a living.
     8. Disclosure of Agreement. Employee will disclose the existence of this Agreement and its terms to any employer and prospective employer during the two-year period following cessation of Employee’s employment by the Company. Employee authorizes the Company to furnish a copy of this Agreement to any prospective or actual employer, partner, co-venturer, etc. of Employee for a period of two years following cessation of Employee’s employment by the Company.
     9. Enforceability; Injunction. Employee acknowledges and agrees that the Company will suffer irreparable injury, if Employee breaches the non-solicitation covenant contained in paragraph 2, that the Company’s damages may be difficult or impossible to ascertain with precision, and that the Company will have no adequate remedy at law. Accordingly, Employee agrees that in the event of any such breach or threatened breach the Company shall be entitled to immediate injunctive relief, in addition to any other remedy it may have or seek, without necessity of bond.
     10. Miscellaneous.
          (a) This Agreement shall be governed, construed and enforced in accordance with the substantive laws of the State of New York, without giving effect to conflict of laws and principles.
          (b) This Agreement may not be amended, modified, superseded, terminated, or canceled, and none of the terms or covenants hereof may be waived, except by a written instrument duly executed by the Company.

          (c) The failure of the Company or Employee at any time or times to require performance of any provision hereof shall in no manner effect its right at a later time to enforce the same. No waiver by the Company or Employee of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or of a breach of any other term or covenant of this Agreement.
          (d) Employee and the Company agree that any action to enforce, construe or interpret, or otherwise effecting this Agreement may only be brought in either the State or Federal Courts serving and located on Long Island, New York, and the parties hereby irrevocably submit and consent to the jurisdiction of those courts.
          (e) Employee acknowledges that he/she has been advised by the Company to consult with counsel before entering into this Agreement, and Employee represents that he/she has availed him/herself of such advice and consultation as he/she has deemed appropriate. Employee further acknowledges that he/she has read and understands this Agreement.
          (f) In any legal action to enforce, construe or interpret, or otherwise effecting this Agreement the Court may award, and Employee agrees to pay, the reasonable counsel fees and other legal expenses of the Company, in addition to any other relief as may be granted in the Company’s favor.
          (g) All prior discussions, negotiations, understandings and oral agreements between Employee and the Company regarding the subject matter of this Agreement are merged herein, and of no further force and effect. Prior written agreements between Employee and the Company shall continue in full force and effect, except and only to the extent if any, they are consistent with this Agreement. In the event the terms of this Agreement conflict with the terms of any prior written agreement between the parties, the terms of this Agreement will take precedence and control.
     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first stated above.

/s/ James D. Wagner Employee Signature	4/16/2008 Date

James D. Wagner Printed or Typed Employee Name

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